Exhibit (e)(5)

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This First Amendment (the “Amendment”) to the Distribution Agreement dated as of May 31, 2017 (the “Distribution Agreement”), by Mirae Asset Discovery Funds (the “Trust” or “Client”) and Funds Distributor, LLC (the “Distributor”), is effective as of September 26, 2017 (the “Effective Date”).

WHEREAS, the Trust and Distributor (the “Parties”) desire to amend Exhibit A of the Distribution Agreement to reflect an updated list of Funds; and

WHEREAS, pursuant to Section 16 of the Distribution Agreement all amendments shall be made by written instrument and signed by the parties hereto;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Distribution Agreement.

2.	Exhibit A to the Distribution Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Distribution Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of Effective Date.

MIRAE ASSET DISCOVERY FUNDS		FUNDS DISTRIBUTOR, LLC

By:	/s/ Robert E. Shea	By:	/s/ Mark Fairbanks
	Name:		Name:	Mark Fairbanks
	Title:		Title:	Vice President

EXHIBIT A

Emerging Markets Fund

Asia Fund

Emerging Markets Great Consumer Fund

Asia Great Consumer Fund

Emerging Markets Corporate Debt Fund